Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the 30th day of June, 2005, by and among CKB LIMITED PARTNERSHIP, an Oklahoma limited partnership (“CKB”), JEROLD WILSON, LP, an Oklahoma limited partnership (“Wilson”), and BRONCO DRILLING COMPANY, L.L.C., an Oklahoma limited liability company (“Bronco”). CKB, Wilson and Bronco may be separately referred to in this Agreement as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, CKB and Wilson presently own fifty-six percent (56%) of the issued and outstanding membership interests and units in STRATA DRILLING, L.L.C., an Oklahoma limited liability company (“Drilling”), and STRATA PROPERTY, L.L.C., an Oklahoma limited liability company (“Property”);

WHEREAS, Bronco desires to acquire from CKB and Wilson, and CKB and Wilson desire to sell to Bronco, all of their respective membership interests and units in Drilling and Property, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. SALE OF MEMBERSHIP INTERESTS. Subject to the terms and conditions of this Agreement, CKB and Wilson agree to sell, assign and transfer to Bronco, and Bronco agrees to acquire and purchase from CKB and Wilson, all of their respective membership interests and units in: (i) Drilling, which represents fifty-six percent (56%) of the issued and outstanding membership interests and units in Drilling, together with any and all rights, privileges and interests resulting from, associated with or arising from such interests and units (collectively, the “Drilling Interests”); and (ii) Property, which represents fifty-six percent (56%) of the issued and outstanding membership interests and units in Property, together with any and all rights, privileges and interests resulting from, associated with or arising from such interests and units (collectively, the “Property Interests”, with the Drilling Interests being collectively referred to as the “Membership Interests”).

2. PURCHASE PRICE. The aggregate purchase price to be paid by Bronco to CKB and Wilson for the Membership Interests (the “Purchase Price”) shall be Thirteen Million Nine Hundred Sixty-eight Thousand Seven Hundred Ninety-eight and 62/100 Dollars ($13,968,768.62), decreased by the amounts set forth in Section 5.8 paid by Bronco and/or Drilling after the Closing Date toward the cost of constructing Rig #3 (as hereafter defined), which amount shall be paid as follows at Closing (as hereafter defined) and allocated in accordance with Section 6.2:

2.1 Cash at Closing. Bronco shall pay to CKB and Wilson in cash or certified funds at Closing the amount of Six Million Nine Hundred Sixty-eight Thousand Seven Hundred Ninety-eight and 62/100 Dollars ($6,968,768.62) (the “Cash Purchase Price”), allocated in accordance with Section 6.2.

2.2 Self Adjusting Promissory Note. Bronco shall execute and deliver to CKB and Wilson at Closing non-negotiable self adjusting promissory notes (the “Non-Cash Purchase Price”) totaling up to an amount not to exceed Seven Million and No/100 Dollars ($7,000,000.00) (the “Notes”), in the form of Exhibits B and C attached hereto, along with Security Agreement (the “Security Agreement”), in the form of Exhibits D attached hereto, giving CKB and Wilson a prior perfected security interest in and to Rig #3, defined herein, and any other collateral security documents reasonably requested by CKB and Wilson to secure the indebtedness created by the Note with Rig #3 (collectively, the “Loan Documents”), allocated in accordance with Section 6.2.

3. PURCHASE OF RESTRICTED INTERESTS. Bronco understands the Membership Interests are being respectively sold, assigned and transferred under an exemption from registration provided by the Securities Act of 1933, as amended (the “Act”), and by applicable state securities acts, and warrants and represents to CKB and Wilson that the Membership Interests being acquired are solely for its own account for investment purposes only, and are not being purchased with a view to, or for the resale, distribution, subdivision or fractionalization thereof, and that Bronco must bear the economics associated with the acquired Membership Interests for an indefinite period of time because such interests cannot be resold or otherwise transferred unless subsequently registered under the Act, or unless an exemption from registration is available. Further, Bronco acknowledges and understands that any certificate that may be issued to Bronco evidencing the Membership Interests will bear substantially the following legend:

The units represented by this Certificate have not been registered under the United States Securities Act of 1933 (the “Act”) or registered or qualified under any state securities laws and are “restricted securities” as that term is defined in Rule 144 under the Act. The units may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act or state securities laws, the availability of which is to be established to the satisfaction of [Property or Drilling]. In addition, the rights and obligations of the holder of this Certificate, and the ability of the holder to transfer the units represented by this Certificate, are subject to the approval of the Members of [Property or Drilling] and other restrictions, terms and conditions of the [Operating Agreement of Property or Amended and Restated Operating Agreement of Drilling], a copy of which can be obtained from [Property or Drilling] upon written request.

4. REPRESENTATIONS AND WARRANTIES OF CKB AND WILSON. CKB and Wilson hereby, jointly and severally, represent and warrant to Bronco that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

4.1 Representations and Warranties of CKB and Wilson.

(a) Organization. CKB and Wilson are limited partnerships duly organized, validly existing and in good standing under the laws of the State of Oklahoma and are duly registered or qualified to do business and in good standing in each jurisdiction in which the nature of its respective business or properties requires such registration or qualification, except where the failure to so register or qualify would have a Material Adverse Effect (defined below). C. Keith Barr, Trustee of the C. Keith Barr Revocable Trust u/a/d November 25, 1998 (the “Barr Trust”) and Jerold Wilson are the general partners of CKB and Wilson, respectively.

(b) Authority. CKB and Wilson and their respective general partners have full power and authority to execute and deliver, and to perform its respective duties and obligations under, this Agreement and each other agreement, document and instrument to be executed or delivered by CKB or Wilson contemplated by this Agreement (“Seller Documents”). The execution and delivery of, the performance of its respective obligations under, and the consummation of the transactions contemplated by, this Agreement and any Seller Document, have been duly authorized by all necessary action on the part of CKB and Wilson and their respective general partners and limited partners. This Agreement is, and the Seller Documents will constitute, the legal, valid and binding obligation of CKB and Wilson and is, and the Seller Documents will be, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

(c) No Conflicts; Consents. The execution and delivery of this Agreement and each Seller Document and the consummation of the transactions contemplated by this Agreement and the Seller Documents will not: (i) violate or conflict with any provision of the organizational documents, as amended, of CKB or Wilson or of their respective general partners; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which CKB or Wilson, or their respective general partners, the Membership Interests or their respective assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which CKB or Wilson, or their respective general partners, is a party or bound or to which any of their respective assets are subject; (iv) that could result in the creation or imposition of any lien, security interest or encumbrance in, to or on the Membership Interests or any asset of CKB or Wilson, or their respective general partners; or (v) require CKB or Wilson to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement or the Seller Documents.

(d) Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against CKB or Wilson, or their respective general partners, relating to, involving or affecting the Membership Interests or that would seek to question, delay, prevent or materially impair the ability of CKB or Wilson, or their respective general partners, to perform their respective duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

(e) Title. CKB and Wilson are the lawful and record owner of, and have good and marketable title to, the Membership Interests, free and clear of all liens, restrictions, claims, charges, security interests and encumbrances (contractual or otherwise) of any kind, nature or type whatsoever.

(f) Assets Other than Real Property Interests. Set forth in Schedule 4.1(f)(i) hereto is a complete list of all items of tangible personal property owned by Drilling and/or Property as of the Closing Date, not including the Excluded Assets. Set forth in Schedule 4.1(f)(ii) hereto is a complete list of all items of tangible personal property owned by Drilling and/or Property prior to the Closing Date, and that, as of the Closing Date (as hereafter defined), shall be transferred by Drilling and/or Property to CKB, Wilson or an entity designated prior to the Closing Date by CKB and Wilson (collectively, the “Excluded Assets”). On or prior to the Closing Date, subject to the rights of the Members of Property and Drilling (including, without limitation, rights to distributions) and other restrictions, terms and conditions of the Operating Agreement of Property or Amended and Restated Operating Agreement of Drilling, as each may have been amended through the Closing Date, CKB and Wilson shall have the right, at their own expense and at their own risk, to withdraw all of the Excluded Assets from Drilling and Property.

(g) Retained Liabilities. CKB and Wilson shall be responsible for and shall pay any and all liabilities, including, but not limited to, accounts payables, payroll and payroll tax liabilities of Drilling and Property incurred prior to the period ending as of 10:00 p.m. Central Standard Time on Sunday, July 17, 2005 (the “Cut-off Date”).

(h) Taxes. CKB and Wilson have duly and timely filed all tax returns and reports required to be filed by such Party prior to the date of this Agreement (collectively, the “Returns”) and have duly and timely paid all taxes that have been incurred or are due and payable pursuant to such Returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such Returns. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of tax has been proposed, asserted or assessed by any taxing authority against CKB or Wilson. There is no action, suit, taxing authority proceeding, or audit now in progress, pending or threatened against CKB or Wilson, and there are no liens for taxes (other than for current taxes not yet due and payable) against such Party.

(i) No Pending Transactions. Except for this Agreement and except for the restrictions, terms and conditions of the Operating Agreement of Property or Amended and Restated Operating Agreement of Drilling, as each may have been amended through the Closing Date, which has been previously provided to Bronco, neither CKB nor Wilson are a party to or bound by (1) any agreement, undertaking, commitment, Contract to sell, transfer, or otherwise dispose of any equity interest in Drilling or Property nor (2) any other Contract with respect to any equity securities of Property or Drilling.

(j) Solvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, involving CKB or Wilson (or any of their respective general or limited partners) as a debtor are pending, or to CKB and Wilson’s knowledge, threatened, and neither

CKB nor Wilson (or any of their respective general or limited partners) has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings. After giving effect to the transactions contemplated by this Agreement (i) the fair market value of the assets retained by each of CKB and Wilson will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) retained by each of CKB and Wilson as they mature, (ii) the assets of each of CKB and Wilson will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted, including the capital needs of each of CKB and Wilson, (iii) neither CKB nor Wilson intends to incur debts beyond its ability to pay such debts as they mature, (iv) neither CKB nor Wilson have made any conveyance or transfer and has not incurred any obligation with any intent to hinder, delay or defraud any of its creditors or any other entity or person, and (v) CKB and Wilson acknowledge that the transactions contemplated by this Agreement have been entered into on terms which are commercially reasonably.

4.2 Representations and Warranties Regarding Drilling and Property.

(a) Organization. Each of Drilling and Property is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under the Material Contracts (as defined herein). Each of Drilling and Property is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the charter documents and operating agreements of each of Drilling and Property have been furnished to Bronco and such documents reflect all amendments made thereto at any time prior to the date of this Agreement. For all purposes herein, “Material Adverse Effect” shall mean any state or states of fact, condition or conditions, event or events, circumstance or circumstances, change or changes, or effect or effects that individually or in the aggregate (including, without limitation, an aggregate combination of one or more of the foregoing whether or not related to each other or involving or affecting the same or different representations, warranties and/or covenants) are materially adverse to (a) the business, condition (financial or otherwise), results of operations or prospects of the business or the assets of Drilling and Property or (b) the ability of CKB or Wilson to, or their respective general partners, consummate the transactions contemplated by this Agreement.

(b) No Conflicts; Consents. The execution and delivery of this Agreement and each Seller Document and the consummation of the transactions contemplated by this Agreement and the Seller Documents will not: (i) violate or conflict with any provision of the organizational documents, as amended, of Drilling or Property; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which Drilling or Property or their respective assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Drilling or Property is a party or bound or to which any of their respective assets are subject; (iv) that could result in the creation or imposition of any lien, security interest or encumbrance in, to or on the Real Property (defined below) or any other asset of Drilling or Property; or (v) require Drilling or Property to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement or the Seller Documents.

(c) Compliance with Laws and Permits. To the knowledge of CKB and Wilson, Drilling and Property have conducted their respective business so as to materially comply with, and are in material compliance with, all applicable laws, rules and regulations, of all applicable governmental authorities, including, without limitation, any applicable laws, rules, regulations, ordinances, codes, orders, judgments or decrees as to hiring, employment, environmental, health and/or safety matters, the noncompliance with which could have a Material Adverse Effect. To their knowledge, each of Drilling and Property has all of the licenses, permits and other governmental authorizations required for the operation of the business of Drilling and Property as conducted as of the date of this Agreement (the “Permits”), each of which is identified on Schedule 4.2(c).

(d) Financial Statements and Books and Records.

(i) CKB and Wilson have delivered to Bronco copies of the May 31, 2005 balance sheet of Drilling and Property, as attached hereto as Schedule 4.2(d) (the “Balance Sheet”). The Balance Sheet fairly presents the financial position of Drilling and Property as of its date and has been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The books and records of Drilling and Property are complete and correct in all material respects.

(ii) CKB and Wilson have delivered to Bronco copies of income statements of Drilling and Property for the 12-month periods ended December 31, 2004 and 2003 (or such portion of such periods as Property was in existence) and for the five-month periods ended May 30, 2005 and 2004, as attached hereto as Schedule 4.2(d) (the “Income Statements”). The Income Statements fairly present the results of operations of Drilling and Property for the periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and, with respect to the interim Income Statements, except for footnotes and for normal year-end adjustments the effect of which, in the aggregate, would not be material.

(iii) Except as set forth in Schedule 4.2(d), neither Drilling nor Property has any liability or obligation of any kind or nature (fixed or contingent) that is required to be reflected on a Balance Sheet or described in the accompanying footnotes, in accordance with generally accepted accounting principles, which is not reflected, reserved against or disclosed in the Balance Sheets and accompanying footnotes, except for customary accounts payable and accrued business expenses incurred since May 31, 2005 in the ordinary and customary course of business.

(e) Absence of Certain Changes or Events. Except as set forth in Schedule 4.2(e), since May 31, 2005, neither Drilling nor Property has (a) suffered any damage, destruction or casualty loss adversely affecting the assets or the business of Drilling or Property; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business; (c) suffered any change in its business, financial condition or in its relationship with its suppliers, customers, distributors, lessors, licensors, licensees or other third parties; (d) increased the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers or employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or employees; (e) incurred any indebtedness for borrowed money; (f) forgiven or canceled any indebtedness owing to it or waived any claims or rights of value, (g) sold, leased, licensed or otherwise disposed of any of its assets; (h) created or assumed any mortgage, lien security interest or other encumbrance on any of the assets or Real Property; (i) entered into, amended or terminated any Material Contract or Permits; (j) suffered any Material Adverse Effect; or (k) committed pursuant to a legally binding agreement to do any of the foregoing.

(f) Membership Interest. The authorized, issued and outstanding equity interest of Drilling and Property and any other subsidiary of Drilling and Property and the legal owner of such equity interest is set forth on Schedule 4.2(f) hereto (“Equity Interests”). The Drilling Interests represent fifty-six percent (56%) of the issued and outstanding membership interests and units in Drilling, and the Property Interests represent fifty-six percent (56%) of the issued and outstanding membership interests and units in Property. All of the issued and outstanding Equity Interest: (a) have been duly authorized and are validly issued and fully paid, (b) were issued in compliance with all applicable state and federal securities laws, (c) were not issued in breach of any (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a person to issue any of its equity interests or to sell any equity interests it owns in another person; (ii) other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of a person or owned by a person; (iii) statutory pre-emptive rights or other pre-emptive rights; and (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights (“Commitments”), and (d) are held of record by the respective owners as set forth in Schedule 4.2(f). No additional Commitments will arise in connection with the consummation of the transactions contemplated by this Agreement. There are no Contracts with respect to the voting, transfer or issuance of the Equity Interests. Neither Drilling nor Property are obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

(g) Indebtedness. Schedule 4.2(g) sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of Drilling or Property, including any loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person, or letters of intent or commitment letters with respect to same as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Drilling or Property (collectively “Indebtedness”). Bronco has requested, and CKB and Wilson have made available to Bronco a true, correct, and complete copy of each of the items listed on Schedule 4.2(g).

(h) Real Property. Set forth in Schedule 4.2(h) hereto is a complete and accurate description of each parcel of real property owned by Drilling or Property (“Real Property”), including any leases, easements, covenants, rights of way or similar restrictions, and Drilling and Property does not own, lease nor occupy any other real property. Drilling or Property, as the case may be, has good and indefeasible fee simple title to the Real Property, free and clear of any order, security interest, contract, arrangement, letter of intent, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral (“Contract”), easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (“Encumbrances”) except for special assessments not yet delinquent and recorded easements or covenants which do not impair the current use, occupancy, value, or the marketability of title of the Real Property. There are no pending or threatened actions (or any basis therefor) relating to the property or other matters affecting adversely the current use, occupancy, or value of the Real Property. Except as set forth in Schedule 4.2(h), the buildings and all fixtures and improvements located on the Real Property are in good operating condition, ordinary wear and tear excepted. Drilling and Property, as the case may be, has received all permits, licenses, certificates, approvals, consents, notices, waivers, franchises, registrations, filings, or other similar authorizations required by any applicable law, governmental body or Contract, required in connection with the ownership or operation of the Real Property and all facilities thereon. Drilling and Property are not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of such properties, the violation of which may have a Material Adverse Effect, and Drilling or Property have not received any notice of violation with which it has not complied or is not taking steps to comply. Copies of all such notices and permits are attached hereto as Schedule 4.2(h).

(i) Title to Assets. Drilling or Property has good and indefeasible title to all of the assets, properties and rights that it owns or purports to own, free and clear of all Encumbrances, except Permitted Liens. Drilling or Property has a valid leasehold interest or a royalty-free license to all of the assets, properties and rights that it leases or licenses or purports to lease or license. As used in this Agreement, the term “Permitted Liens” shall mean and include (i) those exceptions to title to the properties and assets of Drilling and Property listed in Schedule 4.2(i); (ii) statutory liens for current taxes or assessments not yet due or delinquent; and (iii) mechanics’, carriers’, workers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Drilling or Property.

(j) Adequacy of Assets. Each asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good and safe operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put.

(k) Contracts. Schedule 4.2(k) sets forth all contracts, agreements and other arrangements (including purchase orders) of CKB, Wilson, Drilling or Property affecting the business of Drilling or Property or any of their respective assets or Real Property (a) involving the Indebtedness; (b) that provide for payment or performance obligations by either party thereto having an aggregate value in excess of $5,000 in any single year or having a term of more than one year; (c) leases of real property; (d) leases of personal property (other than those which provide for annual payments of less than $5,000 individually or in the aggregate and which are cancelable without penalty on notice of ninety (90) days or less); (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of Drilling or Property; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any contract relating to pending capital expenditures by Drilling or Property; (h) contracts obligating Drilling or Property to purchase supplies, equipment, advertising, media or other services of any kind (other than those which provide for annual payments of less than $5,000 individually or in the aggregate and which are cancelable without penalty on notice of thirty (30) days or less); (i) any non-competition agreements restricting Drilling or Property in any manner; (j) any contracts obligating Drilling or Property to make payments in excess of $5,000 individually or in the aggregate over the remaining terms of such contract; and (k) all other material contracts, agreements or understandings, irrespective of subject matter and whether or not in writing, and not otherwise disclosed on Schedule 4.2(k) (collectively, the “Material Contracts”). There is not, under any of the Material Contracts, any existing default or event of default which, with or without due notice or lapse of time or both, would constitute a material default or event of default on the part of CKB, Wilson, Drilling or Property. Except as set forth in Schedule 4.2(k); no consents are required under any Material Contract for the consummation of the transactions contemplated by this Agreement and the Seller Documents other than consents set forth on Schedule 4.2(k). Each Material Contract is in full force and effect and is a valid and binding obligation of Drilling or Property and, to the knowledge of CKB and Wilson, each other party thereto, and is enforceable in accordance with its terms, and will immediately following the Closing be valid, binding and enforceable by Bronco as assignee thereof in accordance with its terms, except as any such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(l) Legal Proceedings. There are no actions, suits, proceedings or any legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of CKB and Wilson, threatened against Drilling or Property, any of its assets or Real Property or which seek to question, delay or prevent the consummation of or would mutually impair the ability of CKB, Wilson, Drilling or Property to consummate the transactions contemplated hereby. There are no outstanding judgments, orders, writs, injunctions, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations, awards or decrees of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality against or relating to Drilling or Property or their respective assets.

(m) Employees. Schedule 4.2(m) is a true and complete list of the name of each individual who is employed or retained or compensated as an employee, independent contractor or consultant (either directly or indirectly) by Drilling or Property (the “Employees”) on the date hereof along with his or her current job title, compensation and any employee benefits enjoyed by such Employee which are not generally available to employees of Drilling or Property. Except as set fort on Schedule 4.2(m), (i) each of Drilling and Property has paid or made provision for the payment of all salaries, commissions and accrued wages of the Employees (including accrued vacation pay and sick leave) up to the Closing; (ii) each of Drilling and Property has complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes for all Employees; (iii) each of Drilling and Property has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the Employees; and (iv) neither Drilling nor Property is liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing to the extent they are applicable to the Employees or any former employees of Drilling or Property. There is not pending or, to the knowledge of Drilling or Property, threatened, any labor dispute, strike, work stoppage or union organizing effort involving Drilling or Property. Neither Drilling nor Property is a party to any agreement with a labor union or other labor representative of any Employee.

(n) Employee Benefit Plans. Neither Drilling nor Property has any employment, retention, severance, deferred compensation, change of control or other agreements or contracts with any employee of Drilling or Property, any “employee benefit plans” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) in which any employee of Drilling or Property participates, nor any stock option, restricted stock, stock appreciation or other equity plans and all bonus, severance, change in control, retention, deferred compensation or other compensatory plans maintained or contributed to by Drilling or Property in which any employee of Drilling or Property participates.

(o) Taxes. Except for any taxes which may be imposed or assessed upon Drilling or Property with respect to the transactions contemplated by this Agreement, all taxes, fees, assessments and charges, including, without limitation, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Drilling or Property with respect to their business on or prior to the date hereof, or for which Drilling or Property may be liable on or prior to the date hereof with respect to their business, and all interest and penalties thereon (collectively, “Taxes” or “Tax”), have been paid in full, or, if not due on or prior to the date hereof but due on or prior to the Closing Date, will be timely paid in full when due. All Tax returns required to be filed in connection therewith have been, or will be timely and accurately prepared in all material respects and filed, and all deposits required by law to be made by Drilling or Property with respect to its employees and other withholding Taxes due on or prior to the date hereof have been duly made or, if not due on or prior to the date hereof but due on or prior to the Closing Date, will be timely and duly made. Each of Drilling and Property has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. No deficiency for any Tax or claim for additional Taxes relating to or affecting in any manner any of the business or the assets of Drilling or Property has been proposed, asserted or assessed against Drilling or Property. There are no liens on any of the assets of Drilling or Property with respect to Taxes, other than liens for taxes not yet due and payable.

(p) Insurance. The assets and the business of Drilling or Property are insured and will be so insured through the Closing Date, in amounts and against risks consistent with levels and types commonly used in the industry in which Drilling and Property operates. Schedule 4.2(p) contains a true and complete list of all policies providing such insurance (including the named insured).

(q) Environmental Matters.

(i) To the knowledge of CKB and Wilson, and except to the extent disclosed in the Phase I audit attached hereto as a part of Schedule 4.2(q), all activities of Drilling and Property have been conducted in substantial compliance with, and all properties owned, leased or operated by Drilling and Property substantially comply with, all Environmental, Health, and Safety Requirements applicable to Drilling and Property. Drilling and Property has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such Permits is set forth in Schedule 4.2(q). Except as set forth in Schedule 4.2(q), such Permits are in full force and effect, free from breach, and the consummation of the transactions contemplated by this Agreement will not affect them. Neither Drilling nor Property has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements. Neither Drilling nor Property has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements. To the knowledge of CKB and Wilson, the consummation of the transactions contemplated by this Agreement will not result in any liabilities or damages for site investigation or cleanup, or require any consent or approval, pursuant to any Environmental, Health, and Safety Requirements, including any so-called “transaction-triggered” or “responsible property transfer” requirements. To the knowledge of CKB and Wilson, no Hazardous Material is located or is suspected to be located in the soil, groundwater, surface water, or waterways at or under any property now or previously owned, leased or operated by Drilling and Property, in quantities or concentrations sufficient to require investigation, removal or remediation under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other federal, state or local law.

(ii) As used herein, “Hazardous Material” means any hazardous or toxic substance, material, pollutant or waste which is regulated by any federal, state or local governmental authority, including, but not limited to, the following as defined by the cited laws or regulations implementing the cited laws: “hazardous substances” and “pollutants or contaminants” as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; “hazardous waste” as defined under the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq.; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; “pollutants” as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq.; any pesticide as defined by the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; any substance listed in the United States Department of Transportation Table at 49 CFR 172.101; any petroleum produce, any explosives, any radioactive material and any asbestos containing material.

(iii) As used herein, “Environmental, Health, and Safety Requirements” means all orders, Contracts, laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

(r) Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

(s) Full Disclosure. All documents and other papers delivered by or on behalf of CKB, Wilson, Drilling or Property in connection with this Agreement and the Seller Documents and the transactions contemplated hereby and thereby are true, complete and correct. The information furnished by or on behalf of CKB, Wilson, Drilling or Property in connection with this Agreement and the transactions contemplated hereby and thereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they were made, not false or misleading.

(t) Full Access. CKB and Wilson shall have the right to retain all books, records (including Tax records), Contract, files, documents and information of or pertaining to Drilling and/or Property and created prior to the Closing Date. CKB and Wilson will permit representatives of Bronco to have full access, and the right to copy at Bronco and/or Drilling’s expense, at all reasonable times, to all premises, properties, personnel, books, records (including tax records), Contracts, files, documents and information of or pertaining to Drilling and/or Property and created prior to the Closing Date.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BRONCO. Bronco hereby represents and warrants to CKB and Wilson that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, and Bronco covenants and agrees to fully and faithfully perform each of the covenants and obligations described in this Section 5.6.

5.1 Organization. Bronco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is duly registered or qualified to do business and in good standing in each jurisdiction in which the nature of its business or properties requires such registration or qualification, except where the failure to so register or qualify would have a Material Adverse Effect on such Party.

5.2 Authority. Bronco and its respective officers, director and/or managers have full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement and each other agreement, document and instrument to be executed or delivered by Bronco in connection with this Agreement (“Buyer Documents”). The execution and delivery of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and any Buyer Document, have been duly authorized by all necessary action on the part of Bronco. This Agreement is, and the Buyer Documents will constitute, legal, valid and binding obligation of Bronco and is, and the Buyer Documents will be, enforceable against Bronco in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

5.3 No Conflicts; Consents. The execution and delivery of this Agreement and each Buyer Document and the consummation of the transactions contemplated by this Agreement and the Buyer Documents will not: (i) violate or conflict with any provision of the organizational documents, as amended, of Bronco; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which Bronco or its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Bronco is a party or bound or to which any of its assets are subject; (iv) that could result in or require the creation or imposition of any lien, security interest or encumbrance in, to or on any asset of Bronco; or (v) except as contemplated by Bronco’s loan agreements, require Bronco to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement or the Buyer Documents.

5.4 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against Bronco that would seek to question, delay, prevent or materially impair the ability of Bronco to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

5.5 Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

5.6 Full Disclosure. All documents and other papers delivered by or on behalf of Bronco in connection with this Agreement and the Buyer Documents and the transactions contemplated hereby are true, complete and correct. No representation or warranty of Bronco in this Agreement or any agreement, document or scheduled executed or delivered in connection with this Agreement and the Buyer Documents contains any untrue statement of a material fact and does not omit any material fact necessary to make the statements made, in the context in which they were made, not false or misleading.

5.7 Loan Documents. Bronco is, and as to Collateral acquired after the date hereof, Bronco shall and will be, the owner of all Collateral free from any liens, security interests, encumbrances or other right, title or interest of any other person, firm or entity; (ii) Bronco shall defend the Collateral against all claims and demands of all persons or entities at any time claiming the same or any interest therein adverse to any of the Creditors; (iii) Bronco is a limited liability company duly established, validly existing and in good standing under the laws of the State of Oklahoma; (iv) the exact legal name of Bronco as defined in Section 1-9-503 of the Uniform Commercial Code of the State of Oklahoma (the “Code”) is “BRONCO DRILLING COMPANY, L.L.C., an Oklahoma limited partnership”, and Bronco has not previously changed, amended or modified its legal name; (v) the federal taxpayer identification number of Bronco is 73-1616152, and the Secretary of State of the State of Oklahoma did not issue Bronco an organizational identification number; (vi) Bronco has all requisite capacity, power and authority, and has taken all necessary actions, to enter into the Loan Documents, to pledge the Collateral as security for the Secured Indebtedness, and to car out the transactions contemplated by this Agreement; (vii) the execution and delivery of this Agreement, and the performance of all of the terms hereof, will not constitute a default under the terms of any agreement, indenture or other instrument, or of any license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation by which Bronco or any of Bronco’s property is bound or affected; and (viii) this Agreement and any other agreement, document and instrument executed in connection herewith or therewith are legal, valid and binding obligations of Bronco enforceable in accordance with their terms. All representations and warranties made by Bronco herein will survive the delivery of this Agreement and the Loan Documents and any other agreement, document or instrument executed in connection therewith, and any investigation at any time made by or on behalf of any of the Creditors will not diminish any of the Creditor’s right to rely thereon. All statements contained in any agreement, document, certificate or other instrument delivered by or on behalf of Bronco under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by Bronco hereunder. For purposes of this Section 5.7, all capitalized terms used in this Section shall have the same meaning given to those terms as contained in the Loan Documents.

5.8 Covenants.

(a) Unused Insurance Premiums. Bronco agrees to reimburse CKB and Wilson for any unused premiums on its property and casualty insurance policy with Liberty Surplus Insurance Co., effective June 23, 2005, from the Closing Date through the end of the policy period.

(b) Change in Entity Name. Within ten (10) days after the Closing Date, Bronco covenants and agrees to change the legal name of Drilling and Property to a name that does not contain or include the term “Strata” or that is not substantially similar to “Strata” and shall not use the trade name “Strata” at any period after the Closing Date.

(c) Post Closing Contract. Bronco and/or Drilling agrees to enter into a Subcontract Agreement at Closing with CKB and Wilson (the “Sub-Contract Agreement”), in substantially the form of Exhibit E, attached hereto, for the sole purpose of completing the construction of a certain oil and gas drilling rig currently scheduled for completion and delivery on or before October 1, 2005 (“Rig #3”), but in no event later than December 31, 2005, unless the delay is due to an Act of God, in which case the completion of Rig #3 will be extended for a reasonable period of time. Rig #3 shall be constructed on and by CKB and Wilson at the Real Property owned by Property and located at 6612 S.W. 44th Street, Oklahoma City, OK, and CKB and Wilson shall have full and complete access to and use of the Real Property, buildings, fixtures and equipment owned by Drilling and Property until such time as Rig #3 has been completed. Rig #3 will be constructed in substantial compliance with the specification set forth in Exhibit F (the “Specifications”), which shall be a part of the Sub-Contract Agreement, and Bronco and/or Drilling shall have the right to inspect and approve Rig #3 as finally constructed, which approval shall not be unreasonably withheld, before it has any obligation to pay any outstanding balance of the Notes. In the event Bronco and/or Drilling, for whatever reason, fails or refuses to approve or take delivery of Rig #3 pursuant to the terms of the Sub-Contract Agreement, CKB and Wilson shall have the right to take possession of Rig #3 within a Reasonable Period of Time thereafter, as defined in the Sub-Contract Agreement, and any of its component parts, upon payment to Bronco and/or Drilling of all of its actual out of pocket costs directly paid by Bronco and/or Drilling for the construction of Rig #3 and any and all obligations of Bronco on the Notes shall cease and such Notes shall be returned to Bronco marked cancelled.

(d) Costs of Rig #3. Bronco and/or Drilling shall be responsible for and hereby agree to pay for all costs incurred in connection with the construction of Rig #3 per the Specifications, including, but not limited to any and all equipment, machinery, materials, supplies and any other cost associated with the construction of Rig #3 on or after the Closing Date. To the extent any of the Specifications change during the course of building Rig #3 due to circumstances beyond the control of the Parties, any new specifications are subject to the mutual approval of Bronco, Drilling, CKB and Wilson. Any costs paid by Bronco and/or Drilling pursuant to this Section 5.8(d) shall be considered an adjustment to the Purchase Price and shall result in a corresponding decrease in the principal amount of the Notes to CKB and Wilson in proportion to the percentages set forth in Section 6.2(b).

6. CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on July 13, 2005 (the “Closing Date”) at the offices of Bronco, 14313 North May Avenue, Oklahoma City, Oklahoma, or at such other time and place as the Parties may agree.

6.1 Deliveries By CKB and Wilson. At Closing, CKB and Wilson shall execute and deliver or cause to be executed and delivered: (i) any certificate issued by Property representing the Property Interests to Bronco, which certificate shall be accompanied by unit powers duly executed in blank or other duly executed instruments of transfer and any other documents necessary to transfer title to the Property Interests to Bronco; (ii) any certificate issued by Drilling representing the Drilling Interests to Bronco, which certificate shall be accompanied by unit powers duly executed in blank or other duly executed instruments of transfer and any other documents necessary to transfer title to the Drilling Interests to Bronco; (iii) the settlement statement in the form attached to this Agreement as Exhibit A (the “Settlement Statement”); (iv) any and all document necessary for the release of any and all liens on the assets of Drilling and Property and the Real Property, including, without limitation, any liens in favor of Coppermark Bank; (v) the Sub-Contract Agreement; and (vi) any other document, certificate or instrument reasonably requested by Bronco to consummate the transactions contemplated by this Agreement.

6.2 Deliveries by Bronco.

(a) At Closing, Bronco shall execute and deliver: (i) Ninety-one and Seven Hundredths Percent (91.07%) of the Net Cash Purchase Price (defined below) to CKB; (ii) Eight and Ninety-three Hundredths Percent (8.93%) of the Net Purchase Price to Wilson; (iii) the payoff amount for loan #1000018276 and loan #1000019327 plus any per diem amounts set forth on a payoff letter executed and delivered by Coppermark Bank to Bronco prior to the Closing Date in which Coppermark Bank agrees, upon payment in full of the amounts set forth therein, to release any and all liens in the assets of Drilling and Property (including the Real Property) (the “Payoff Letter”); and (v) $29,308.27 as the proration of unused insurance premiums paid as of the Closing Date which relates to periods after the Closing Date, (vi) the Settlement Statement; (vii) the Sub-Contract Agreement; (viii) the Notes; (ix) the Security Agreements; (x) the Loan Documents; and (xi) any other document, certificate or instrument reasonably requested by CKB or Wilson to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, the “Net Cash Purchase Price” shall mean the Cash Purchase Price less the amounts set forth above in (iii) plus the amount set forth in (v).

(b) At Closing, Bronco shall execute and deliver the Notes, allocated as follows: (i) Fifty-one Percent (51%) of the Non-Cash Purchase Price plus $819,630.00 to CKB and (ii) Forty-Nine Percent (49%) of the Non-Cash Purchase Price less $819,630.00 to Wilson.

7. TERMINATION. This Agreement may be terminated upon providing written notice to the other Parties at or prior to Closing as follows:

7.1 Written Consent. By the written consent of the Parties, which termination shall be effective as of the date described in such consent.

7.2 Misrepresentation or Breach. By any Party if: (i) any representation or warranty of any other Party in this Agreement shall be false, misleading or incorrect in any material respect; or (ii) any other Party shall fail to perform any of its duties, obligations or covenants described in this Agreement by or within the required period, which failure to perform is not cured within ten (10) days after the non-defaulting Party notifies the defaulting Party in writing of such failure to perform.

7.3 Effects of Termination. In the event this Agreement is terminated, the Parties shall have no further rights, duties, obligations or responsibilities described in this Agreement, except for: (i) the respective indemnification rights and obligations described in Sections 7 and 8 of this Agreement; and (ii) any other right, duty, obligation or responsibility provided for in this Agreement to survive the termination of this Agreement notwithstanding. Notwithstanding the foregoing, in the event that termination of this Agreement occurs as a result of any Party’s failure to perform or misrepresentation, the breaching Party shall be obligated and responsible for any and all costs and expenses (including reasonable attorney’s fees) incurred by the non-breaching Party(ies) related to or connected with this Agreement.

8. INDEMNIFICATION BY CKB AND WILSON. CKB and Wilson, jointly and severally, hereby covenant and agree to indemnify, save, defend, hold harmless, discharge, and release Bronco, its affiliates and their respective stockholders, members, partners, directors, managers, officers, employees, agents, representatives, successors and assigns from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties, interest or fines, and any and all costs and expenses paid or incurred, including attorney fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith (collectively, the “Liabilities”), arising from, based upon, related to or associated with and to the extent caused by (i) any breach of any representation or warranty of the breaching Party contained in this Agreement; (ii) any failure of the defaulting Party to perform or observe any term, condition or covenant contained in this Agreement; (iii) any Liability related to or involving the Membership Interests arising, resulting or incurred from any event that occurred on or prior to the Closing Date; (iv) any and all tax Liabilities with respect to Drilling, Property or the Membership Interests arising, resulting or incurred on or prior to the Closing Date.

9. INDEMNIFICATION BY BRONCO. Bronco hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release CKB, Wilson and their respective partners, officers, employees, agents, representatives, successors and assigns from and against any and all Liabilities arising from, based upon, related to or associated with (i) any breach of any representation or warranty of Bronco contained in this Agreement; (ii) any failure of Bronco to perform or observe any terms, conditions or covenants contained in this Agreement; (iii) any Liability related to or involving the Membership Interests arising, resulting or incurred from any event that occurs after the Closing Date; and (iv) any and all sales tax Liabilities assessed against Drilling, Property, CKB and/or Wilson with respect to the transaction contemplated herein.

10. SURVIVAL OF REPRESENTATIONS AND COVENANTS. The Parties hereby agree and covenant that all of the representations, warranties and covenants in this Agreement shall survive the Closing or termination of this Agreement for a period of three (3) years.

11. ENTIRE AGREEMENT. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement among the Parties and supersede any and all prior understandings, agreements or representations by, between or among the Parties, whether written or oral, related in any way to the subject matter of this Agreement.

12. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

13. ASSIGNMENT. No Party may assign any of their respective rights, or delegate any of their respective duties or obligations, under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

14. MULTIPLE COUNTERPARTS. This Agreement may be executed by the Parties in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15. HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16. NOTICES. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by facsimile transmission delivered or transmitted to the Party to whom such notice or communication is directed, to the address of such Party as follows:

To CKB:	CKB Limited Partnership
3801 Northwest 63rd, Suite 230
Oklahoma City, Oklahoma 73116
Attn: Keith Barr, General Partner
Fax No.: (405) 879-3429

To Wilson:	Jerold Wilson, LP
3801 Northwest 63rd, Suite 230
Oklahoma City, Oklahoma 73116
Attn: Jerold Wilson, General Partner
Fax No.: (405) 879-3429

To Bronco:	Bronco Drilling Company, L.L.C.
14313 North May Avenue
Oklahoma City, Oklahoma 73134
Attn: Joel H. McNatt, VP and General Counsel
Fax No.: (405) 848-8816

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication sent by overnight courier, or (iv) on the day such notice or communication is faxed and the sender has received a confirmation of such fax. A Party may, for purposes of this Agreement, change its address, fax number, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other Parties pursuant hereto.

17. AMENDMENTS. This Agreement may only be amended by a written instrument signed by the Parties.

18. WAIVER; INJUNCTIVE RELIEF. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any Party to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the Party against whom or which the enforcement of such waiver is sought. No right, remedy or election given by any term of this Agreement or made by any Party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Parties acknowledge that the rights created by this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved Party may have no adequate remedy at law. Accordingly, the Parties agree that the other Parties shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such Party’s rights and the obligations of the other Parties under this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

19. SEVERABILITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained herein shall not be affected thereby.

20. PREVAILING PARTY. In the event that any Party brings any suit, action or proceeding against any of the other Parties for any reason arising from or related to this Agreement, then the prevailing Party shall be entitled to recover from the other Parties any and all costs and expenses, including reasonable attorney fees, arising from or related to the suit, action or proceeding.

21. FURTHER ACTIONS. From and after the execution of this Agreement, the Parties agree to, upon the request of any of the other Parties, execute and deliver to the other Parties any further documents, certificates or instruments, and to perform any further acts as may be required or reasonably requested to complete or evidence the transaction contemplated by this Agreement.

22. CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

23. ABSENCE OF REVIEW. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Property Interests or the Drilling Interests or determined this Agreement or any other document related to the Parties is truthful or complete. Any representation to the contrary is a criminal offense.

24. PLURAL; GENDER. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa.

25. GOVERNING LAW; VENUE; JURISDICTION. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. The Parties further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Oklahoma County, Oklahoma. The Parties shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

26. WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE PARTIES ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY OF THE OTHER PARTIES.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

“CKB”:

CKB LIMITED PARTNERSHIP, an Oklahoma limited partnership

By:	/s/ KEITH BARR
Keith Barr, Trustee of the C. Keith Barr Revocable Trust u/t/a dated November 25, 1998, as General Partner

“WILSON”:

JEROLD WILSON, LP, an Oklahoma limited partnership

By:	/s/ JEROLD WILSON
Jerold Wilson, General Partner

“BRONCO”:

BRONCO DRILLING COMPANY, L.L.C., an Oklahoma limited liability company

By:	/s/ FRANK HARRISON
Frank Harrison, CEO